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                                                                  EXHIBIT 4.F3

                                                                Execution Copy




                              SECOND AMENDMENT TO

                     LOAN PURCHASE AND SERVICING AGREEMENT

                           DATED AS OF MAY 13, 1994


          This SECOND AMENDMENT TO LOAN PURCHASE AND SERVICING AGREEMENT DATED AS OF MAY 13, 1994 AND AMENDED AS OF JULY 15, 1994 (this "Second Amendment") is entered into as of this 28th day of September, 1995 by and between United Resources, Inc., as Seller and Servicer ("United Resources"), United Grocers, Inc., as Guarantor (the "Guarantor") and National Consumer Cooperative Bank, as Buyer (the "Buyer").

          WHEREAS, United Resources, the Guarantor and the Buyer entered into a certain Loan Purchase and Servicing Agreement dated as of May 13, 1994 and amended as of July 15, 1994 (the "Agreement") which provides for United Resources to sell and Buyer to purchase Loans satisfying the terms and conditions of the Agreement; and

          WHEREAS, the parties to the Agreement desire to amend the Agreement to provide for the purchase of certain "Rays' Loans" and to provide for the sharing of the Guaranty Amount and the "Holdback Guaranty Amount" as described herein.

          NOW, THEREFORE, for full and fair consideration, the parties hereto agree as follows:

          1. Amendments. (a) The following definitions in Section 1.01 of Article I of the Agreement are hereby amended to read as follows:

          "Guaranty Amount" shall mean, at any time, an amount equal to (a) the sum of (i) fifteen percent (15%) of the Purchase Price of each Preferred Loan, (ii) forty-nine percent (49%) of the Purchase Price of each Standard Loan, and (iii) one hundred percent (100%) of the Purchase Price of each Full Recourse Loan, minus (b) all amounts previously remitted or paid hereunder by Guarantor to Buyer pursuant to the Guaranty or the Holdback Guaranty; provided, however, that at no time shall the Guaranty Amount be less than the sum of the Purchase Price of the sum of the three largest Loans or the sum of the three largest Aggregate Exposures, whichever is greater at such time.

          "Loan" shall mean each loan originated by Seller in the ordinary course of its business and sold and transferred (in its entirety or through a participation interest therein) to the Buyer pursuant to this Agreement, together with the rights and obligations of a holder thereof, payments thereon and proceeds therefrom, the Loans originally subject to this Agreement being identified on the Loan Schedule. "Loan" shall also include any Renewal Loan or Rays' Loan accepted by the Buyer under this Agreement.

          "Maximum Purchase Amount" shall mean $28,750,000, unless otherwise increased or reduced by the parties hereto.

          "Principal Balance" shall mean, with respect to any Loan, at any date of determination, (i) the principal balance of the Loan (or if a participation interest in such Loan is being purchased hereunder, the product of (a) the percentage participation interest specified with respect to such Loan in the Loan Schedule times (b) the principal balance of the Loan) outstanding as of the applicable Cut-Off Date, after application of the principal payments received on or before such date, minus (ii) the sum of (a) the principal portion of the Monthly Payments received during each Due Period ending prior to the most recent Payment date, which were distributed pursuant to Section 5.07 on any previous Payment Date, and (b) all Principal Prepayments, Payaheads, Insurance Proceeds, Net Liquidation Proceeds, Guaranty Payments, payments under the Holdback Guaranty and Repurchase Proceeds to the extent applied by the Servicer as recoveries of principal in accordance with the provisions hereof, which were distributed pursuant to Section 5.07 on any previous Payment Date.

          (b) The following definitions are hereby added to Section 1.01 of Article I of the Agreement:

          "Holdback Guaranty" shall mean the Guaranty provided by the Guarantor pursuant to Section 2.01(a) of the Holdback Guaranty Agreement.

          "Holdback Guaranty Agreement" shall mean the Guaranty Agreement (Holdback Program) dated as of September 28, 1995, by and between United Grocers, Inc., as guarantor, and NCB, in the form of Exhibit Q attached hereto.

          "Holdback Guaranty Amount" shall mean the "Guaranty Amount" available under the Holdback Guaranty Agreement.

          "Holdback Loan Purchase Agreement" shall mean the Loan Purchase and Servicing Agreement (Holdback Program) dated as of September 28, 1995, by and between United Resources, as seller and servicer, and NCB, as buyer.

          "Rays' Loan" shall mean certain loans relating to the Rays'/C&K Market sold by United Resources to NCB pursuant to the Holdback Loan Purchase Agreement and repurchased by United Resources pursuant to
    Section 7.04 of the Holdback Loan Purchase Agreement after any such Rays' Loan satisfies the Loan eligibility requirements set forth in
    Section 4.02 of the Agreement.

          (c) Section 2.01A of the Agreement is hereby amended to read as follows:

          SECTION 2.01A Incremental Purchase. (a) Subject to the terms and conditions hereof, the Seller may at any time prior to June 30, 1996 (or such later date as is approved by Buyer) sell to the Buyer and the Buyer shall purchase from the Seller certain identified Loans and Property related thereto (each, an "Incremental Purchase"); provided, however, that no Incremental Purchase shall be for a principal amount of less than $2,000,000 (or such lesser amount as is approved by Buyer) (other than the final Incremental Purchase which may be in such lesser amount as agreed to by Buyer or such other lesser amount as is approved by Buyer) and provided further, that the Buyer shall not be obligated to make an Incremental Purchase (or any portion thereof) to the extent such Purchase (or any portion thereof), together with all previous Incremental Purchases, would exceed the Maximum Purchase Amount.

          (b) Subject to the terms and conditions hereof (other than the payment of any fees or expenses relating to such Incremental Purchase), Buyer hereby agrees to make one or more Incremental Purchases of Rays' Loans having an aggregate Principal Balance of not more than $2,000,000.

          (c) The Seller shall provide the Buyer with written notice of its intention to request an Incremental Purchase in the form of Exhibit E hereto no later than ten (10) Business Days before each Incremental Purchase and shall provide the Buyer with at least five (5) Business Days to review the Loan Files relating to each Incremental Purchase. Upon satisfaction of all terms and conditions contained herein, Buyer shall pay to the Seller the Purchase Price of each Incremental Purchase on the applicable Closing Date.

          (d) Section 7.01 (a) of the Agreement is hereby amended to read as follows:

          SECTION 7.01 Guarantor's Guaranty and Repurchase Guaranty. In order to induce Buyer to purchase the Loans, Guarantor hereby agrees to provide the following guaranties:

          (a) Guarantor hereby agrees to provide to the Buyer a Guaranty of Liquidation Losses, equal at any time to the then current Guaranty Amount. After a Loan has become a Liquidated Loan and the amount of Liquidation Loss thereon has been determined, the Buyer shall notify Guarantor of the amount of Liquidation Loss and, within five (5) Business Days of receipt of such notice, Guarantor shall make a Guaranty Payment to the Buyer in the amount of such Liquidation Loss; provided, however, that Guarantor's obligation to make a Guaranty Payment shall be limited to first, the then available Guaranty Amount, and if the Guaranty Amount is exhausted, the then available Holdback Guaranty Amount.

          (e) A new subsection (d) is added to Section 7.01 of the Agreement and reads as follows:

          (d) The parties to this Agreement hereby expressly acknowledge that the Guaranty Amount will be available to support the Holdback Guaranty to the extent the Holdback Guaranty Amount has been exhausted and conversely, that the Holdback Guaranty Amount will be available to support Guarantor's Guaranty hereunder to the extent the Guaranty Amount is exhausted.

          (f)   A new Termination Event is added as subsection (h) of
Section 10.01 of the Agreement and reads as follows:

          (h) Termination Event under Holdback Loan Purchase Agreement. A Termination Event shall have occurred and be continuing under the Holdback Loan Purchase Agreement.

          (g)   Section 10.02 of the Agreement is amended to read as follows:

          SECTION 10.02 Consequences of Termination Event. If any Termination Event shall occur and be continuing, then in any such case and at any time thereafter so long as such Termination Event shall be continuing, the Buyer may, at its option, immediately terminate Buyer's obligations to make Incremental Purchases and to accept Renewal Notes hereunder.

          In addition, upon the occurrence of any Termination Event specified in (c), (d) or (e) of Section 10.01 or a Termination Event arising out of Servicer's or Guarantor's insolvency or involvement in a voluntary or involuntary bankruptcy proceeding, subject to the provisions of
    Section 11.15, this Agreement shall automatically and immediately terminate.

          Thereafter, and before exercising any other remedies provided herein or by applicable law, Buyer may, at its option, require that Seller repurchase all Loans and related Property Notes for the Purchase Amount within two 2 Business Days of receipt of notice from the Buyer of its election to cause the repurchase of all Loans. In addition, Buyer may pursue all other rights and remedies available herein and by applicable law including, without limitation, its rights to pursue collection from the Seller in an amount equal to the applicable Purchase Amount.

          (h) A new Section 11.15 is added to the Agreement and reads as follows:

          SECTION 11.15 Term of Agreement. This Agreement shall terminate upon the earlier to occur of (i) the reduction of the aggregate Principal Balance of the Loans (including Liquidated Loans as to which there remain unpaid Liquidation Losses) to zero or (ii) the date on which this Agreement is automatically terminated following the occurrence of any of the specified Termination Events pursuant to Section 10.02; provided, however, that (a) the rights accrued to the Buyer prior to such termination, (b) the obligations of the Guarantor under this Agreement, and (c) the indemnification provisions set forth in Section 11.02 shall be continuing and shall survive any termination of this Agreement.

          2. Capitalized Terms. Capitalized terms used in this Second Amendment and not otherwise defined shall have the meanings given them in the Agreement.

          3. Ratification. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean such Agreement as amended by this Second Amendment. This Second Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this Second Amendment, as though the terms and obligations of the Agreement were set forth herein.

          4. Effectiveness. The amendments provided for by this Second Amendment shall become effective when duly executed by each of the parties hereto.

          5. Counterparts. This Second Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

          6. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

                            UNITED RESOURCES, INC., as Seller and
                            as Servicer

                            By /s/ George P. Fleming
                                  Its President


                            By /s/ Alan C. Jones
                                  Its Vice President


                            UNITED GROCERS, INC., as Guarantor


                            By /s/ Alan C. Jones
                                  Its President


                            By /s/ George P. Fleming
                                  Its Assistant Secretary


                            NATIONAL CONSUMER COOPERATIVE BANK,
                            as Buyer

                            By
                                  Its

                            By
                                  Its